UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2012

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35000	80-0629925
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

7501 Wisconsin Avenue Suite 1200E Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 215-5500

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2012, the Compensation Committee of the Board of Directors of Walker & Dunlop, Inc. (the “Company”) adopted specific performance criteria that the Compensation Committee will consider when making cash bonus awards for 2012 to the Company’s named executive officers, William Walker, Howard Smith, Deborah Wilson, Richard Warner and Richard Lucas. These performance criteria include one or more of the following for each of the named executive officers:

•                  achievement of revenue;

•                  achievement of operating margin;

•                  achievement of net warehouse interest income;

•                  achievement of earnings per share;

•                  achievement of growth in loan originations;

•                  completion of an acquisition of a Capital Markets business or growth of Capital Markets originations;

•                  diversification of certain specified non-Government Sponsored Enterprise-related revenues;

•                  completion of system integration projects by December 31, 2012;

•                  reduction of credit loss provisions;

•                  reduction of underwriting costs per loan; and

•                  proactive management of legal and human resources issues.

For each named executive officer, achievement of applicable performance criteria at the threshold, target or maximum levels will result in bonuses of up to 75%, 100% and 150%, respectively, of such officer’s base salary, subject to the exercise of negative discretion by the Compensation Committee.  The base salaries of William Walker, Howard Smith, Deborah Wilson, Richard Warner and Richard Lucas are $500,000, $400,000, $300,000, $300,000 and $300,000, respectively.  Each named executive officer’s employment agreement provides for an annual bonus target of 100% of his or her base salary.

While the Compensation Committee believes the target performance criteria are achievable, it also believes they present appropriate challenges to the named executive officers and, if met, would be reflective of a high level of performance by the executives and by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2012	By:	/s/ Richard M. Lucas
Executive Vice President,
General Counsel & Secretary